Exhibit 10.3

SEPARATION AND CONSULTING AGREEMENT

This Agreement is entered into by TransDigm Inc. (“Company”) and Halle Martin (“Executive”).
WHEREAS, Executive’s employment with Company ceased on February 3, 2023;
WHEREAS, Company and Executive desire to set forth the benefits to which Executive will be entitled from Company in connection with the cessation of her employment with Company and her execution and non-revocation of a satisfactory release;
WHEREAS, Company and Executive desire to set forth the terms and conditions upon which Executive will providing consulting services to Company during a transition period following the Separation Date; and
WHEREAS, Company and Executive wish to resolve and settle all matters, claims and issues between them, including, without limitation, Executive’s separation from employment with Company.
NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound, Company and Executive hereby agree as follows:
ARTICLE I
TERMS
Section 1.01(a) Retirement; Treatment of Options; No Other Benefits. Executive’s last date of employment was February 3, 2023 (the “Separation Date”) by way of her retirement.
(b)Treatment of Options. Notwithstanding the provisions of the applicable Option Agreements between TransDigm Group Incorporated (“TGI”) and Executive: (i) 60% of the unvested options granted on November 15, 2019 shall be permitted to continue to vest in accordance with their terms after the Separation Date and 20% of the unvested options granted on November 12, 2021 shall be permitted to continue to vest in accordance with their terms after the Separation Date and any other unvested options shall terminate as of the Separation Date; and (ii) all of Executive’s options that are vested as of the Separation Date or vest after the Separation Date pursuant to clause (i) will remain exercisable under the expiration date set forth in the applicable Option Agreement.
(c)No Other Benefits. Executive shall not be entitled to severance or other post-employment payments. Unless otherwise provided in this Agreement, all of the insurance and other benefit programs which covered Executive and/or her eligible dependents terminate as of the Separation Date, except that Executive’s medical (including pharmacy, SurgeryPlus and health savings account), dental and vision coverage will continue until February 28, 2023 in accordance with the terms of the applicable plan(s). Executive retains any vested interest(s) Executive may otherwise have under any qualified retirement plan(s) of Company, which interest(s) shall be available to Executive subject to the terms and conditions of such plan(s) and applicable law.

ARTICLE II
RELEASE AND RESOLUTION
Section 2.01Release. Executive, for herself, and for her heirs, successors, administrators, executors, legal representatives and assigns, does hereby settle, release, acquit and forever discharge Company and its predecessors, successors, parents, subsidiaries, divisions, affiliated entities and their respective officers, shareholders, directors, agents, employees, insurers, sureties, attorneys, representatives and assigns of and from any and all actions, suits, debts, claims, liabilities, damages, demands, costs, fees (including attorney fees), and expenses whatsoever, whether at law or in equity, whether known or unknown, arising prior to and up to and including the date Executive signs this Agreement. This release includes, but is not limited to: (i) all claims, demands and causes of action arising out of or in any way related to Executive’s employment and/or separation from employment with Company including, without limiting the generality of the foregoing, any actions sounding in tort, contract (expressed or implied), any claim for promissory estoppel, emotional distress, pain and suffering, punitive damages, wrongful discharge, violation of public policy, discrimination, harassment or retaliation of any kind, any claim for wages, and/or causes of action arising under federal, state or local laws prohibiting age, sex, religion, national origin, disability, genetic information, race or any other forms of discrimination, harassment or retaliation, including, but not limited to, the Age Discrimination in Employment Act (ADEA), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Ohio Civil Rights Act, or any other state civil rights statutes and/or claims growing out of any legal restrictions, if any, on an employer’s right to terminate its employees; or (ii) out of any act, failure to act, transaction or other occurrence of any sort arising on or prior to the date Executive signs this Agreement. Excluded from this Agreement are: (i) claims to interpret or enforce this Agreement; (ii) claims under applicable workers compensation statutes; (iii) claims that may arise after the date Executive signs this Agreement; and (iv) any claims which by law cannot be waived or released.
Section 2.02No Admission of Liability. The parties agree that: (i) this Agreement and Executive’s resignation is a means of amicably resolving any differences relating to Executive’s employment and separation from employment; (ii) this Agreement is not intended to be, and should not be construed as, an admission of liability on the part of Company or Executive; and (iii) this Agreement was proposed and entered into as an accommodation solely for the purpose of amicably resolving all issues arising out of Executive’s employment and separation from employment with Company.
Section 2.03Not Otherwise Entitled to Consideration. Executive further acknowledges that the consideration provided in this Agreement is solely in exchange for the promises she is making in this Agreement and that she is not otherwise entitled to receive the consideration provided for in this Agreement. By signing this Agreement, Executive expressly waives any claims to compensation under Section 6 of her Employment Agreement dated November 5, 2018, as amended.

ARTICLE III
TIME TO CONSIDER/ADVISED TO CONSULT ATTORNEY
Section 3.01Time to Consider/Advised to Consult an Attorney. Executive acknowledges she has been given a period of twenty-one (21) days to consider the terms of this Agreement and the Release before she signs them. Executive is advised to consult with an attorney of her choice prior to signing this Agreement and the Release, and acknowledges that she is an attorney and if she wished to consult with another attorney, she has done so.
Section 3.02Effectiveness of Agreement. This Agreement shall become effective seven calendar days after Executive has signed it. Prior to the expiration of the seven-day period, Executive has the right to revoke this Agreement by delivering written notice of revocation to Company c/o Kevin Stein, TransDigm Inc., 1301 E. Ninth St., Suite 3000, Cleveland, Ohio 44114, before the seven-day period ends. If Executive does not revoke this Agreement after signing it and within the seven-day revocation period, this Agreement shall become effective upon the expiration of the revocation period.
ARTICLE IV
NON-DISPARAGEMENT
Section 4.01Non-Disparagement. Executive further agrees that she will not, directly or indirectly, make or cause to be made any statement to any third party criticizing or disparaging any of the Released Parties or their products and services. Company agrees that no officer of Company will make any statement regarding the reasons for Executive’s separation from employment, other than that Executive retired. Any request for a reference on behalf of Employee shall be directed to Company’s Chief Executive Officer and such person will respond to such request for reference by confirming Employee’s dates of employment, position held and if requested, final compensation, and by making a nondisparaging statement about Executive’s performance.
ARTICLE V
NO OTHER PAYMENTS
Section 5.01No Other Payments. Other than the consideration described in this Agreement, Executive acknowledges and agrees that (i) she is not entitled to any severance or other post-employment payments and (ii) she has not earned, and is not eligible for, any other monies, bonuses, commissions or other unpaid compensation from Company.
ARTICLE VI
COMPANY CONFIDENTIAL INFORMATION
Section 6.01Company Confidential Information. Executive acknowledges that as an employee of Company, she acquired valuable and confidential knowledge, including but not limited to information relating to Company’s financial status, business requirements, marketing sources, product designs, ideas, discoveries, creations, developments, improvements, and/or processes (“Confidential Information”), which is very valuable to Company. Executive also acknowledges that she may acquire Confidential Information after the Separation Date pursuant to the consultation and cooperation provisions hereof. Executive agrees not to disclose to or use with any person or entity, any Confidential Information.

Section 6.02Federal Defend Trade Secrets Act of 2016 - Immunity Notice. Notice is hereby provided to Executive that nothing in this Agreement shall prohibit, and Company will not retaliate against Executive and Executive cannot be held criminally or civilly liable under any Federal or State trade secret law for: (a) disclosure of a trade secret to a governmental entity solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal; or (b) disclosure of a trade secret to Executive’s attorney or in a court document under seal in connection with a lawsuit Executive files for retaliation by Company for reporting a suspected violation of law.
ARTICLE VII
RETURN OF COMPANY PROPERTY; RESIGNATION OF POSITIONS
Section 7.01Return of Property/Passwords/User ID. Executive has returned all Company property in her possession. Such property includes, but is not limited to, any Company equipment, keys, Company credit cards, Company records, files, lists and/or any other materials prepared by her or any other Company employee which relate in any way to Company; provided, however, that Executive may retain her cell phone, laptop computer, keyboard and monitor, for purposes of providing the Services in accordance with Article VIII. After the conclusion of these Services, Executive shall remove any confidential information of Company or its affiliates on such devices. Executive may retain these devices after such confidential information is removed from them. Executive also agrees to immediately provide Company with a written list (identified by Company computer/program/system) of all passwords and any user IDs, if any, Executive used while operating Company equipment when in employ of Company.
Section 7.02Resignation of Positions. Executive hereby resigns, effective as of the date hereof, as a director and/or officer of Company, TGI and any and all direct and indirect subsidiaries of Company and TGI. Executive shall cooperate with Company or any such subsidiary in any documentation required to evidence or effect such resignation.
ARTICLE VIII
CONSULTATION AND COOPERATION; INDEMNIFICATION
Section 8.01Consultation and Cooperation.
(a)Company hereby engages Executive to provide consulting services after the Separation Date through the first anniversary of the Separation Date, and Executive hereby accepts such engagement, as an independent contractor to provide legal services on an as-needed basis to the Company under the general direction of the Company’s Chief Executive Officer or General Counsel on the terms and conditions set forth in this Article VIII (the “Services”); provided, that the services shall not unreasonably interfere with new employment or other obligations or activities which Executive may undertake. Company shall not unreasonably control the manner or means by which Executive performs the Services, including but not limited to the time and place Executive performs the Services. Executive will advise the Company’s Chief Executive Officer or General Counsel of matters that may reasonably be expected to require substantial amounts of time and any non-routine matters that may be particularly sensitive or entail unusual risks to the Company.

(b)As full compensation for the Services and the rights granted to Company in this Article VIII, Company shall pay Executive $1,000 per hour of Services performed. Executive shall invoice Company monthly, with reasonably detail of Services performed, and Company will provide payment promptly absent a good faith dispute (in the event of such a dispute, the amount not in dispute will be paid promptly and the parties will reasonably cooperate to resolve the disputed amount). Executive will receive an IRS Form 1099-MISC from Company for such services, and Executive shall be solely responsible for all federal, state, and local taxes. Company shall reimburse Executive for any travel or other costs or expenses reasonably incurred by Executive and directly related to the performance of the Services, provided such costs or expenses are incurred and documented in accordance with Company’s existing travel and expense reimbursement policies.
(c)The term of the Services provided under this Article VIII may be terminated early or extended upon mutual written agreement of Company and Executive. In addition, (i) Company may terminate the term of the Services upon fifteen (15) days’ written notice and (ii) Executive may terminate the term of the Services upon written notice in the event of a material breach by Company of the terms hereof (provided that Executive has provided Company notice of the nature of the breach and thirty (30) days to cure such breach and such breach remains uncured).
(d)In performing the Services, Executive will be an independent contractor of Company, and this Article VIII shall not be construed to create any association, partnership, joint venture, employee, or agency relationship between Executive and Company for any purpose. As of and after the Separation Date, Executive has no authority (and shall not hold herself out as having authority) to bind Company or its affiliates, and Executive shall not make any agreements or representations on Company’s or its affiliates’ behalf without Company’s prior written consent.
(e)Without limiting the foregoing, following the term of the Services, Executive agrees to continue to reasonably cooperate with Company in connection with any litigation matters pending as of the Separation Date to which Company, TGI, a member of TGI’s Board of Directors or Executive is a party, and agrees to make herself reasonably available to Company for cooperation by telephone or in person as Company may from time to time reasonably request.
Section 8.02. Malpractice Insurance; Indemnification.
(a)In providing Services hereunder, Executive will not be required to, and does not intend to, maintain professional liability (malpractice) insurance in any amount. The parties will execute the notice with respect to the foregoing in the form attached as Exhibit A.

(b)Indemnification in Non-Derivative Actions. Company shall indemnify Executive if she is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Company) by reason of the fact that she is or was providing services to Company against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by her in connection with such action, suit or proceeding if she acted in good faith and in a manner she reasonably believed to be in or not opposed to the best interests of Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Executive did not act in good faith and in a manner which she reasonably believed to be in or not opposed to the best interests of Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that her conduct was unlawful.
(c)Indemnification in Derivative Actions. Company shall indemnify Executive if she is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Company to procure a judgment in its favor by reason of the fact that she is or was providing services to Company against expenses (including attorneys’ fees) actually and reasonably incurred by her in connection with the defense or settlement of such action or suit if she acted in good faith and in a manner she reasonably believed to be in or not opposed to the best interests of Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which Executive shall have been adjudged to be liable to Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Executive is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(d)Indemnification as a Matter of Right. To the extent that Executive has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph (i) or (ii), or in defense of any claim, issue or matter therein, she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by her in connection therewith.

(e)Determination of Conduct. Any indemnification under paragraph 8.02(b) or (c) (unless ordered by a court) shall be made by Company only as authorized in the specific case upon a determination that indemnification of Executive is proper in the circumstances because she has met the applicable standard of conduct set forth in paragraph 8.02(b) or (c). Such determination shall be made by Company's chief executive officer, or, if the chief executive officer so elects, by independent legal counsel in a written opinion.

(f)Advance Payment of Expenses. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of Executive to repay such amount if it shall ultimately be determined that she is not entitled to be indemnified by the Company as authorized in this section.

(g) Nonexclusivity. The indemnification and advancement of expenses provided by, or granted pursuant to, this Agreement shall not be deemed exclusive of any other rights to which Executive be entitled under any by-law, agreement, approval or otherwise.

(h)Continuation. The indemnification and advancement of expenses provided by, or granted pursuant to, this Agreement shall, unless otherwise provided when authorized or ratified, continue as to Executive after she has ceased to provide services to Company and shall inure to the benefit of her heirs, executors and administrators.

(i)Continued Indemnification. Company shall indemnify Executive to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission, and shall advance to Executive reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that Executive was not entitled to the reimbursement of such fees and expenses) and she shall be entitled to the protection of any insurance policies Company shall elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by her in connection with any action, suit or proceeding to which she may be made a party by reason of her being or having been a director, officer or employee of Company, TGI or any of its subsidiaries or her serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement).

ARTICLE IX
GOVERNMENT AGENCY PROCEEDINGS
Section 9.01Government Agency Proceedings. Nothing in this Agreement, including but not limited to the non-disparagement or non-disclosure of Company confidential information or release provisions of this Agreement, nor the Release prevents or prohibits Executive from filing a claim or charge with a government agency that is responsible for enforcing a law or from cooperating, participating or assisting in any government agency or regulatory entity investigation or proceeding. Notwithstanding the foregoing, Executive agrees and understands that Executive will not accept or be entitled to any further personal relief, recovery or monetary damages from any source whatsoever with respect to any claim that has been released in the Release and that this Agreement and the Release shall control and is the exclusive remedy as to any of the claims released herein.
ARTICLE X
MISCELLANEOUS
Section 10.01Entire Agreement. This Agreement, along with Executive’s Employment Agreement and Option Agreements (as modified by this Agreement), constitute the entire understanding between the parties with respect to their subject matter and supersede all prior agreements and understandings, written or oral, with respect to such subject matter.
Section 10.02Binding Effect. This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs, executors and administrators, and upon Company and its affiliates, and Company’s and affiliates’ successors and assigns.
Section 10.03Governing Law. This Agreement shall be governed by the laws of the State of Ohio. Notwithstanding the choice or conflict of law rules of any court of competent jurisdiction, the laws of Ohio shall be used to interpret and enforce this Agreement.

Section 10.04Section 409A. This Agreement is intended to be exempt from or to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed and administered in accordance with such exemption from or compliance with Section 409A. Notwithstanding any other provision of this Agreement, payments and benefits provided hereunder will only be made or provided upon an event and in a manner exempt from or in compliance with Section 409A or an applicable exemption. Any payments and benefits hereunder that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be deemed excluded from Section 409A to the maximum extent possible. Notwithstanding the foregoing, Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A.
Section 10.05Executive Has Read Separation Agreement. Executive acknowledges that she has read and understands this Agreement in its entirety; that she is signing it knowingly and voluntarily; and that she intends to be bound by it.
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IN WITNESS WHEREOF, the parties have set their hands as of the day written.

TRANSDIGM INC.
/s/ Halle Martin	By:	/s/ Kevin Stein
HALLE MARTIN
2/3/23		2/3/23
DATE		DATE

Exhibit A

NOTICE TO CLIENT

Pursuant to Rule 1.4 of the Ohio Rules of Professional Conduct, I am required to notify you that I do not maintain professional liability (malpractice) insurance of at least $100,000 per occurrence and $300,000 in the aggregate.

/s/ Halle Martin
HALLE MARTIN

CLIENT ACKNOWLEDGEMENT

I acknowledge receipt of the notice required by Rule 1.4 of the Ohio Rules of Professional Conduct that Halle Martin does not maintain professional liability (malpractice) insurance of at least $100,000 per occurrence and $300,000 in the aggregate.

TRANSDIGM INC.
By:	/s/ Kevin Stein

2/3/23
DATE

027056.000001 4887-4485-8951